EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2013, with respect to the consolidated financial statement and schedule included in the Annual Report of Vicor Corporation, Inc. and subsidiaries on Form 10-K for the two years ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Vicor Corporation and subsidiaries on Forms S-8 (Nos. 33-37491, effective October 29, 1990, 33-46656, effective March 25, 1992, 33-65154, effective June 29, 1993, 333-61177, effective August 11, 1998, 333-44790, effective August 30, 2000 and 333-99423, effective September 11, 2002).

/s/ Grant Thornton LLP

Boston, Massachusetts

March 14, 2014